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                                                                    EXHIBIT 99.1

INTERNAL REVENUE SERVICE                    DEPARTMENT OF THE TREASURY
DISTRICT DIRECTOR
P.O. BOX 2508
CINCINNATI, OH  45201
                                            Employee Identification Number:
Date:  November 16, 1999                     68-0164244
                                            DLN:
                                             17007345001048

OPTICAL COATING LABORATORY INC              Person to Contact:
2789 NORTHPOINT PARKWAY                      NAN CHYO        ID# 95033
SANTA ROSA, CA  95407                       Contact Telephone Number:
                                             (877) 829-5500
                                            Plan Name:
                                             OCLI ESOP

                                            Plan Number:  006
Dear Applicant:

     We considered the information you sent us and have determined that your termination of this plan does not adversely affect its qualification for federal tax purposes. Please note that this is not a determination regarding the effect of other federal or local statutes.

     Publication 794 explains the significance of this favorable determination letter, points out some features that may affect the qualified status of your employee retirement plan, and provides information on the reporting requirements for your plan. It also describes some events that automatically nullify it. It is very important that you read the publication.

     Even though you have terminated this plan, we would like to remind you of certain filing obligations. The related tax-exempt trust, custodial account, or other payers who are responsible for making payments may be required to file information returns on Form 1099-R, with Form 1096, for amounts paid or made available to any individual or beneficiary.

     In addition, you must continue to file a Form 5500 series return annually until all plan assets are distributed. The last return required is the one filed for the year in which distribution is completed. Be sure to check "Final Return" box at the top of page 1.

     This determination applies to the proposed termination date of 123198.

     This determination is subject to your adoption of the proposed amendments submitted in your letter dated 120798. The proposed amendments should be adopted on or before the date prescribed by the regulations under Code section 401(b).

     The requirement for employee benefits plans to file summary plan descriptions (SPD) with the U.S. Department of Labor was eliminated effective August 5, 1997. For more details, call 1-800-998-7542 for a free copy of the SPD card.

     The information on the enclosed addendum is an integral part of this determination. Please to sure to read and keep it with this letter.
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     Please keep this letter in your permanent records. If you have any questions concerning this matter, please contact the person whose name and telephone are shown above.

                                     Sincerely yours,



                                      District Director

Enclosures:
Publication 794
Addendum